Exhibit 99.1

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com
JPMORGAN CHASE REPORTS SECOND-QUARTER 2022 NET INCOME OF $8.6 BILLION ($2.76 PER SHARE)

SECOND-QUARTER 2022 RESULTS1

ROE 13% ROTCE[2] 17%	CET1 Capital Ratios[3] Std. 12.2% | Adv. 12.8%	Net payout LTM[4,5] 55%

Firmwide Metrics	■	Reported revenue of $30.7 billion; managed revenue of $31.6 billion[2]
	■	Credit costs of $1.1 billion included a $428 million net reserve build and $657 million of net charge-offs
	■	Average loans up 7%; average deposits up 9%
	■	$1.6 trillion of liquidity sources, including HQLA and unencumbered marketable securities[6]

CCB ROE 24%	■	Average deposits up 13%; client investment assets down 7%
	■	Average loans up 2% YoY and up 2% QoQ; Card net charge-off rate of 1.47%
	■	Debit and credit card sales volume[7] up 15%
	■	Active mobile customers[8] up 11%

CIB ROE 14%	■	#1 ranking for Global Investment Banking fees with 8.1% wallet share YTD
	■	Total Markets revenue of $7.8 billion, up 15%, with Fixed Income Markets up 15% and Equity Markets up 15%

CB ROE 15%	■	Gross Investment Banking revenue of $788 million, down 32%
	■	Average loans up 7% YoY and up 4% QoQ; average deposits up 4%

AWM ROE 23%	■	Assets under management (AUM) of $2.7 trillion, down 8%
	■	Average loans up 11% YoY and up 1% QoQ; average deposits up 22%

Jamie Dimon, Chairman and CEO, commented on the financial results: “JPMorgan Chase performed well in the second quarter as we earned $8.6 billion in net income on revenue of $30.7 billion and an ROTCE of 17%, with growth across the lines of business, while maintaining credit discipline and a fortress balance sheet.”

Dimon added: “In Consumer & Community Banking, combined debit and credit card spend was up 15% with travel and dining spend remaining robust. Card loans were up 16% with continued strong new account originations. In the Corporate & Investment Bank, we generated strong Markets revenue, up 15% as we helped clients navigate volatile market conditions. Global IB fees were down 54% compared to a record last year, in a challenging macro environment. Commercial Banking loans were up 7% on strong new loan originations and higher revolver utilization. Asset & Wealth Management delivered solid results as the impact of higher rates and loan and deposit balances more than offset the decline in market levels.”

“In our global economy, we are dealing with two conflicting factors, operating on different timetables. The U.S. economy continues to grow and both the job market and consumer spending, and their ability to spend, remain healthy. But geopolitical tension, high inflation, waning consumer confidence, the uncertainty about how high rates have to go and the never-before-seen quantitative tightening and their effects on global liquidity, combined with the war in Ukraine and its harmful effect on global energy and food prices are very likely to have negative consequences on the global economy sometime down the road. We are prepared for whatever happens and will continue to serve clients even in the toughest of times.”

“In the first half of 2022, we extended credit and raised $1.4 trillion in capital for large and small businesses, governments and U.S. consumers. We continue to invest in strengthening the Firm by adding products, people and technology to better serve our customers, as well as expand into new markets. We will continue to use our capital to invest in and grow our market-leading businesses to support our clients, customers and communities and pay a sustainable dividend.”

Dimon concluded: “As a result of the recent stress tests and the already scheduled G-SIB increase, we will build capital and continue to effectively and actively manage our RWA. In order to quickly meet the higher requirements, we have temporarily suspended share buybacks which will allow us maximum flexibility to best serve our customers, clients and community through a broad range of economic environments.”

CAPITAL DISTRIBUTED
■    Common dividend of $3.0 billion, or $1 per share
■    $224 million of common stock net repurchases in 2Q225
FORTRESS PRINCIPLES
■    Book value per share of $86.38, up 2%; tangible book value per share2 of $69.53, up 1%
■    Basel III common equity Tier 1 capital3 of $207 billion and Standardized ratio3 of 12.2%; Advanced ratio3 of 12.8%
■    Firm supplementary leverage ratio of 5.3%
OPERATING LEVERAGE
■    2Q22 expense of $18.7 billion; reported overhead ratio of 61%; managed overhead ratio2 of 59%

SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES
■    $1.4 trillion of credit and capital9 raised YTD
■    $138 billion of credit for consumers
■    $16 billion of credit for U.S. small businesses
■    $553 billion of credit for corporations
■    $609 billion of capital raised for corporate clients and non-U.S. government entities
■    $36 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Mikael Grubb (212) 270-2479
Note: Totals may not sum due to rounding
[1]Percentage comparisons noted in the bullet points are for the second quarter of 2022 versus the prior-year second quarter, unless otherwise specified.
[2]For notes on non-GAAP financial measures, including managed basis reporting, see page 6.
For additional notes see page 7.
Media Contact: Joseph Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release
In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis, and non-GAAP financial measures used by management to evaluate the performance of each line of business, refer to page 6.
Comparisons noted in the sections below are for the second quarter of 2022 versus the prior-year second quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)

Results for JPM				1Q22		2Q21
($ millions, except per share data)	2Q22	1Q22	2Q21	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - reported	$30,715	$30,717	$30,479	$(2)	—%	$236	1%
Net revenue - managed	31,630	31,590	31,395	40	—	235	1
Noninterest expense	18,749	19,191	17,667	(442)	(2)	1,082	6
Provision for credit losses	1,101	1,463	(2,285)	(362)	(25)	3,386	NM
Net income	$8,649	$8,282	$11,948	$367	4%	$(3,299)	(28)%
Earnings per share - diluted	$2.76	$2.63	$3.78	$0.13	5%	$(1.02)	(27)%
Return on common equity	13%	13%	18%
Return on tangible common equity	17	16	23
Discussion of Results:
Net income was $8.6 billion, down 28%, predominantly driven by a net credit reserve build of $428 million compared to a net release of $3.0 billion in the prior year.
Net revenue was $31.6 billion, up 1%. Net interest income (NII) was $15.2 billion, up 19%. NII excluding Markets2 was $13.7 billion, up 26%, driven by higher rates and balance sheet growth. Noninterest revenue was $16.4 billion, down 12%, predominantly driven by lower Investment Banking fees and lower Card income in CCB, partially offset by higher CIB Markets revenue. The decrease also reflects a loss in Credit Adjustments & Other in CIB compared to a gain in the prior year, $337 million of markdowns on held-for-sale positions in the bridge book10, and net losses on equity investments.
Noninterest expense was $18.7 billion, up 6%, driven by continued investments in the business, including technology and marketing, and higher structural expense, primarily compensation, partially offset by lower revenue-related compensation.
The provision for credit losses was $1.1 billion, including $657 million of net charge-offs and a net reserve build of $428 million, primarily reflecting loan growth as well as a modest deterioration in the economic outlook. Net charge-offs of $657 million were down $77 million driven by Card. The net reserve build in the current quarter included $238 million in Wholesale, and $184 million in Consumer. The prior year provision was a net benefit of $2.3 billion, reflecting a net reserve release of $3.0 billion and $734 million of net charge-offs.

JPMorgan Chase & Co.
News Release

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				1Q22		2Q21
($ millions)	2Q22	1Q22	2Q21	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$12,614	$12,229	$12,760	$385	3%	$(146)	(1)%
Consumer & Business Banking	6,558	6,062	6,016	496	8	542	9
Home Lending	1,001	1,169	1,349	(168)	(14)	(348)	(26)
Card & Auto	5,055	4,998	5,395	57	1	(340)	(6)
Noninterest expense	7,723	7,720	7,062	3	—	661	9
Provision for credit losses	761	678	(1,868)	83	12	2,629	NM
Net income	$3,100	$2,895	$5,645	$205	7%	$(2,545)	(45)%
Discussion of Results11:
Net income was $3.1 billion, down 45%, reflecting the absence of the credit reserve release recorded in the prior year. Net revenue was $12.6 billion, down 1%.
Consumer & Business Banking net revenue was $6.6 billion, up 9%, predominantly driven by growth in deposits. Home Lending net revenue was $1.0 billion, down 26%, predominantly driven by lower production revenue from lower margins and volume, and lower net interest income from tighter loan spreads, partially offset by higher net mortgage servicing revenue. Card & Auto net revenue was $5.1 billion, down 6%, predominantly driven by strong new Card account originations leading to higher acquisition costs, and lower auto operating lease income, largely offset by higher Card net interest income on higher revolving balances.
Noninterest expense was $7.7 billion, up 9%, reflecting higher investments in the business and structural expense, predominantly driven by compensation, technology, and marketing, partially offset by lower volume- and revenue-related expense, primarily due to auto lease depreciation.
The provision for credit losses was $761 million, reflecting net charge-offs of $611 million, and a $150 million reserve build in Card driven by loan growth. Net charge-offs were down $121 million driven by Card. The prior year provision reflected a $2.6 billion reserve release across CCB.

JPMorgan Chase & Co.
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CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				1Q22		2Q21
($ millions)	2Q22	1Q22	2Q21	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$11,947	$13,529	$13,214	$(1,582)	(12)%	$(1,267)	(10)%
Banking	3,224	4,232	5,106	(1,008)	(24)	(1,882)	(37)
Markets & Securities Services	8,723	9,297	8,108	(574)	(6)	615	8
Noninterest expense	6,745	7,298	6,523	(553)	(8)	222	3
Provision for credit losses	59	445	(79)	(386)	(87)	138	NM
Net income	$3,725	$4,385	$5,020	$(660)	(15)%	$(1,295)	(26)%
Discussion of Results11:
Net income was $3.7 billion, down 26%, with net revenue of $11.9 billion, down 10%.
Banking revenue was $3.2 billion, down 37%. Investment Banking revenue was $1.4 billion, down 61%, predominantly driven by lower Investment Banking fees, down 54%, driven by lower fees across all products. The decrease also reflects $257 million of markdowns on held-for-sale positions in the bridge book10. Payments revenue was $1.5 billion, up 1% and included markdowns on equity investments. Excluding these markdowns, revenue was up 25%, predominantly driven by higher rates and fees. Lending revenue was $410 million, up 79%, driven by mark-to-market gains on hedges of accrual loans and higher net interest income.
Markets & Securities Services revenue was $8.7 billion, up 8%. Markets revenue was $7.8 billion, up 15%. Fixed Income Markets revenue was $4.7 billion, up 15%, driven by strong results in macro businesses, partially offset by lower revenue in Credit and Securitized Products. Equity Markets revenue was $3.1 billion, up 15%, driven by a strong performance in derivatives. Securities Services revenue was $1.2 billion, up 6%, predominantly driven by growth in fees and to a lesser extent higher rates, partially offset by lower market levels. Credit Adjustments & Other was a loss of $218 million, largely driven by funding spread widening.
Noninterest expense was $6.7 billion, up 3%, reflecting higher structural expense and investments in the business, largely offset by lower revenue-related compensation.
The provision for credit losses was $59 million.

COMMERCIAL BANKING (CB)

Results for CB				1Q22		2Q21
($ millions)	2Q22	1Q22	2Q21	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$2,683	$2,398	$2,483	$285	12%	$200	8%
Noninterest expense	1,156	1,129	981	27	2	175	18
Provision for credit losses	209	157	(377)	52	33	586	NM
Net income	$994	$850	$1,422	$144	17%	$(428)	(30)%
Discussion of Results11:
Net income was $1.0 billion, down 30%, driven by a net credit reserve build compared to a net release in the prior year.
Net revenue was $2.7 billion, up 8%, driven by higher deposit margins, partially offset by lower investment banking revenue.
Noninterest expense was $1.2 billion, up 18%, predominantly driven by higher structural and volume- and revenue-related expense.
The provision for credit losses was $209 million, reflecting a net reserve build, driven by loan growth as well as a modest deterioration in the economic outlook.

JPMorgan Chase & Co.
News Release

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				1Q22		2Q21
($ millions)	2Q22	1Q22	2Q21	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$4,306	$4,315	$4,107	$(9)	—%	$199	5%
Noninterest expense	2,919	2,860	2,586	59	2	333	13
Provision for credit losses	44	154	(10)	(110)	(71)	54	NM
Net income	$1,004	$1,008	$1,156	$(4)	—%	$(152)	(13)%
Discussion of Results11:
Net income was $1.0 billion, down 13%.
Net revenue was $4.3 billion, up 5%, predominantly driven by growth in deposits and loans on higher balances and margins, partially offset by investment valuation losses compared to gains in the prior year and lower performance fees.
Noninterest expense was $2.9 billion, up 13%, driven by higher structural expense and investments in the business, including compensation, and higher volume- and revenue-related expense, including distribution fees.
The provision for credit losses was $44 million.
Assets under management were $2.7 trillion, down 8%, driven by lower market levels.

CORPORATE

Results for Corporate				1Q22		2Q21
($ millions)	2Q22	1Q22	2Q21	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$80	$(881)	$(1,169)	$961	NM	$1,249	NM
Noninterest expense	206	184	515	22	12	(309)	(60)
Provision for credit losses	28	29	49	(1)	(3)	(21)	(43)
Net income/(loss)	$(174)	$(856)	$(1,295)	$682	80%	$1,121	87%
Discussion of Results11:
Net loss was $174 million, compared with a net loss of $1.3 billion in the prior year.
Net revenue was $80 million compared with a loss of $1.2 billion in the prior year. Net interest income was $324 million compared with a loss of $961 million in the prior year, predominantly due to the impact of higher rates.
Noninterest expense was $206 million, down $309 million.

JPMorgan Chase & Co.
News Release
2. Notes on non-GAAP financial measures:

a.The Firm prepares its Consolidated Financial Statements in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). That presentation, which is referred to as “reported” basis, provides the reader with an understanding of the Firm’s results that can be tracked consistently from year-to-year and enables a comparison of the Firm’s performance with the U.S. GAAP financial statements of other companies. In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue from year-to-year arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, refer to page 7 of the Earnings Release Financial Supplement.

b.Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”), are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, refer to page 9 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $86.38, $86.16 and $84.85 at June 30, 2022, March 31, 2022, and June 30, 2021, respectively. TCE, ROTCE, and TBVPS are utilized by the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.In addition to reviewing net interest income (“NII”) and noninterest revenue (“NIR”) on a managed basis, management also reviews these metrics excluding CIB Markets (“Markets”, which is composed of Fixed Income Markets and Equity Markets). Markets revenue consists of principal transactions, fees, commissions and other income, as well as net interest income. These metrics, which exclude Markets, are non-GAAP financial measures. Management reviews these metrics to assess the performance of the Firm’s lending, investing (including asset-liability management) and deposit-raising activities, apart from any volatility associated with Markets activities. In addition, management also assesses Markets business performance on a total revenue basis as offsets may occur across revenue lines. For example, securities that generate net interest income may be risk-managed by derivatives that are reflected at fair value in principal transactions revenue. Management believes these measures provide investors and analysts with alternative measures to analyze the revenue trends of the Firm. For a reconciliation of NII and NIR from reported to excluding Markets, refer to page 28 of the Earnings Release Financial Supplement. For additional information on Markets revenue, refer to page 70 of the Firm’s 2021 Form 10-K.

JPMorgan Chase & Co.
News Release
Additional notes:

3. Estimated. Reflects the relief provided by the Federal Reserve Board in response to the COVID-19 pandemic, including the Current Expected Credit Losses (“CECL”) capital transition provisions. Beginning January 1, 2022, the $2.9 billion CECL capital benefit recognized as of December 31, 2021, is being phased out at 25% per year over a three-year period. As of June 30, 2022, CET1 capital reflected the remaining $2.2 billion CECL benefit. Refer to Capital Risk Management on pages 35-40 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 and on pages 86-96 of the Firm’s 2021 Form 10-K for additional information.
4. Last twelve months (“LTM”).
5.Includes the net impact of employee issuances.
6.Estimated. High-quality liquid assets (“HQLA”) and unencumbered marketable securities, includes the Firm’s average eligible HQLA, other end-of-period HQLA-eligible securities which are included as part of the excess liquidity at JPMorgan Chase Bank, N.A. that are not transferable to non-bank affiliates and thus excluded from the Firm’s liquidity coverage ratio (“LCR”) under the LCR rule, and other end-of-period unencumbered marketable securities, such as equity and debt securities. Does not include borrowing capacity at Federal Home Loan Banks and the discount window at the Federal Reserve Bank. Refer to Liquidity Risk Management on pages 41-45 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 and on pages 97-104 of the Firm’s 2021 Form 10-K for additional information.
7.Excludes Commercial Card.
8.Users of all mobile platforms who have logged in within the past 90 days.
9.Credit provided to clients represents new and renewed credit, including loans and commitments.
10.The bridge book consists of certain held-for-sale positions, including unfunded commitments, in CIB and CB
11.In the first quarter of 2022, the Firm changed its methodology for allocating income taxes to the LOBs, with no impact to Firmwide net income. Prior period amounts have been revised to conform with the current presentation.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $3.8 trillion in assets and $286.1 billion in stockholders’ equity as of June 30, 2022. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers predominantly in the U.S. and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, July 14, 2022, at 8:30 a.m. (Eastern) to present second quarter 2022 financial results. The general public can access the call by dialing (866) 659-9159 in the U.S. and Canada, or (617) 399-5172 for international participants; use passcode 26483228#. Please dial in 15 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 11:00 a.m. (Eastern) on July 14, 2022, through 11:59 p.m. on July 28, 2022, by telephone at (888) 286-8010 (U.S. and Canada) or (617) 801-6888 (international); use passcode 62502737#. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.